Exhibit 99.1

AFC ENTERPRISES, INC. CHIEF EXECUTIVE OFFICER

ADOPTS NEW 10b5-1 TRADING PLAN

AFC Enterprises, Inc. (NASDAQ: AFCE) today announced that Cheryl Bachelder, Chief Executive Officer, has established a new trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material non-public information to establish pre-arranged plans to buy or sell stock. The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material non-public information.

This plan was adopted to enable Ms. Bachelder to continue to exercise and sell a portion of her AFCE stock options over time as part of Ms. Bachelder’s long-term strategy for asset diversification and tax management. Utilizing this type of plan, Ms. Bachelder can gradually diversify her investment portfolio, spreading stock trades out over an extended period of time, reducing market impact. If all sales in this plan are transacted, Ms. Bachelder’s holdings will continue to remain in excess of the company’s stock holding policy of 4 times her base salary.

The trading plan goes into effect September 2, 2013 and will expire on April 11, 2014. The new trading plan will replace Ms. Bachelder’s current trading plan, which expires on August 30, 2013. Under the new plan, Ms. Bachelder intends to exercise up to 168,338 stock options, subject to the market price of the company’s common stock, which were granted in November of 2007 and are set to expire in November of 2014, all as set forth in her trading plan.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of April 21, 2013, Popeyes had 2,119 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 28 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

Forward Looking Statement

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the trading plan described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company. These risks, uncertainties and other factors are described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com